EXHIBIT 99.1

April 16, 2010

FOR IMMEDIATE RELEASE

O.A.K. FINANCIAL CORPORATION SHAREHOLDERS APPROVE MERGER WITH CHEMICAL FINANCIAL CORPORATION

BYRON CENTER, MI -- April 16, 2010 --  Shareholders of O.A.K. Financial Corporation (OTCBB: OKFC) voted on April 16, 2010 to approve the merger with Chemical Financial Corporation (NASDAQ: CHFC).  More than ninety-six percent (96%) of the votes cast and sixty-eight percent (68%) of the shares outstanding were voted in favor of the transaction.

Under the terms of the merger agreement, Chemical will acquire all outstanding shares of OAK common stock in a stock-for-stock merger transaction.  During the third calendar quarter of 2010, Chemical intends to consolidate OAK's banking subsidiary, Byron Bank, into Chemical's banking subsidiary, Chemical Bank, and operate under the Chemical Bank name.

The approval of OAK shareholders represents a significant step in the merger process.  The merger is expected to close effective April 30, 2010.

"Chemical’s strong balance sheet, experienced leadership and commitment to Michigan and its people will position us to offer more value to our current customers.  In addition, our increased capacity will enable us to build relationships with larger customers across West Michigan.  We believe that we’re uniquely positioned to take advantage of growth opportunities in our markets," said OAK President and Chief Executive Officer, Patrick K. Gill.

About OAK Financial Corporation

OAK Financial Corporation owns Byron Bank and provides traditional banking services and products through 14 banking offices serving 14 communities in Kent, Ottawa and Allegan counties in west Michigan. Byron Bank owns two subsidiaries, Byron Investment Services, which offers mutual fund products, securities brokerage services, retirement planning services, and investment management and advisory services, and Byron Insurance Agency, which delivers a broad range of personal and business insurance products.

Forward Looking Statements

Except for historical information, all other information in this filing consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made to differ include that the transaction is subject to a number of conditions and approvals, including regulatory approvals, the receipt of which are required to close the merger. Other important factors are discussed under the caption "Forward-Looking Statements" in OAK's Form 10-K Annual Report for the year ended December 31, 2009 and in subsequent filings made prior to or after the date hereof.